AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is entered into between Universal Business Payment Solutions Acquisition Corporation, a Delaware corporation (“Parent”), and JetPay, LLC, a Texas limited liability company (“Seller”), effective as of August 9, 2012.

RECITALS

WHEREAS, Parent and Seller are parties to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated July 6, 2012, by and among Parent, JP Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Seller, WLES, L.P., a Texas limited partnership and Trent Voigt.

WHEREAS, in accordance with Section 10.15, the parties wish to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth herein, the parties, intending to be legally bound, hereby agree as follows:

1. Amendments.

i. Section 9.5(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

Section 9.5  Limitations on Indemnification.

(a) Except with respect to breaches of the Seller Fundamental Representations and of the representations and warranties in Section 4.15 (Environmental Matters), Section 4.16 (Employee Benefit Matters), Section 4.17 (Taxes) and in Section 4.28 (Proxy Statement) and for Losses arising from Indemnifiable Taxes or fraud or material misrepresentation, the Member shall not be required to indemnify or hold harmless the Parent Indemnified Parties for Losses under Section 9.2(a)(i) until the aggregate amount of all such Losses with respect to which a Claim Notice was delivered in accordance with Section 9.3 exceeds $125,000 (the “Basket Amount”), in which event the Member shall be obligated to indemnify the Parent Indemnified Parties for the entire amount of Losses from the first dollar without regard to the Basket Amount; provided, however, that the maximum amount of aggregate Losses for which the Parent Indemnified Parties will be entitled to recover pursuant to Section 9.2(a)(i) is $6,000,000 (the “Cap”).

ii. Section 10.6 of the Merger Agreement is hereby amended by deleting such section in its entirety and substituting therefor the following:

Section 10.6 Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided, however, that Parent and/or the Surviving Entity may assign any or all of their respective rights and interests hereunder to its lenders as collateral security or to any party that is acquiring Parent and/or Surviving Entity in a change of control transaction, whether by merger, stock sale or sale of all or substantially all the assets of Parent and/or Surviving Entity. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, permitted assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parent Indemnified Parties, the Seller Indemnified Parties, the parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

2. Recitals, Definitions. The recitals are incorporated herein by reference. Any capitalized term not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

3. Ratification. In all respects not inconsistent herewith, the parties hereto ratify, affirm, and republish the Merger Agreement.

4. Conflict with the Merger Agreement. Except as set forth herein, all other provisions of the Merger Agreement shall remain in full force and effect. To the extent any provision of this Amendment is inconsistent with the Merger Agreement, this Amendment will govern and control.

5. Binding Effect. Except as otherwise provided in this Amendment to the contrary, this Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7. Counterparts. This Amendment may be executed in two or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or portable document format shall be effective as delivery of a mutually executed counterpart to this Amendment.

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have signed this Amendment as of the date first written above.

UNIVERSAL BUSINESS PAYMENT SOLUTIONS ACQUISITION CORPORATION

By:	/s/ Bipin C. Shah
Name: Title:	Bipin C. Shah Chief Executive Officer

JETPAY, LLC

By:	/s/ Trent Voigt
Name:	Trent Voigt
Title:	CEO

[Signature Page to Amendment to Merger Agreement]